Exhibit 5.1

May 7, 2008

Board of Directors
Laboratory Corporation of America Holdings
358 South Main Street
Burlington, North Carolina 27215

Ladies and Gentlemen:

I am acting as counsel to Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed offering pursuant to the terms of the Laboratory Corporation of America Holdings 2008 Stock Incentive Plan (the “Incentive Plan”) of up to 9,371,205 shares of the Company’s common stock, par value $0.10 per share (the “Shares”), and associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement dated December 13, 2001 (the “Rights Agreement”) between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I have examined copies of such agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). I also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Board of Directors
Laboratory Corporation of America Holdings
May 7, 2008

I am a member of the Bar of the State of New Jersey and, although I am not a member of the Bar of the State of Delaware, I have made such examination of the laws and regulations of the State of Delaware as I have deemed necessary to make the opinions set forth herein.

Based upon, subject to and limited by the foregoing, I am of the opinion that the Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Incentive Plan and any applicable forms of agreements used pursuant thereto, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or a committee of the Board of Directors authorizing the issuance thereof, the Shares and the associated Rights will be validly issued and the Shares will be fully paid and nonassessable.

It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that my opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for use in connection with the Registration Statement. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very Truly Yours,

Bradford T. Smith